EXHIBIT 16.01


Ernst & Young LLP       Suite 1500                  Phone: 214 969 8000
                        2121 San Jacinto Street     Fax:  214 969 8587
                        Dallas, Texas 75201         Telex:6710375




April 10, 1998


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 31, 1998, of First USA Bank (as Servicer on behalf of First USA Credit Card Master Trust) and are in agreement with the statements contained in paragraphs 1, 2, and 4 on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                    /s/ Ernst & Young LLP

                                    Ernst & Young LLP




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